EXHIBIT 5.1

March 30, 2010

Shengkai Innovations, Inc.
No. 27, Wang Gang Road
Jin Nan (Shuang Gang) Economic and Technology Development Area
Tianjin, People’s Republic of China 300350

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Shengkai Innovations, Inc. proposes to file with the Securities and Exchange Commission registering 2,211,250 common shares which may be offered and sold by Shengkai Innovations, Inc. under the 2010 Incentive Stock Plan (the “Shares”), we are of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP
Sichenzia Ross Friedman Ference LLP